UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 10, 2018 (September 7, 2018)

QUORUM HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37550	47-4725208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1573 Mallory Lane, Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 221-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On September 7, 2018, on the recommendation of the Governance and Nominating Committee of the Board of Directors (the “Board”) of Quorum Health Corporation, a Delaware corporation (the “Company”), the Board increased the authorized number of directors constituting the Board to nine and appointed Robert H. Fish, Jon H. Kaplan and William Paul Rutledge as directors to serve on the Board, effective immediately, to serve until the next annual meeting of stockholders in 2019 and until his successor is elected and qualified. Mr. Fish is currently serving as the Company’s President and Chief Executive Officer, and Messrs. Kaplan and Rutledge will be serving on the Board as non-employee, independent directors.

The Board expects to appoint each of Mr. Kaplan and Mr. Rutledge to one or more committees of the Board at a later date. As of the filing of this Report, the Board has not determined the committee assignments or the compensation arrangements for Mr. Kaplan and Mr. Rutledge. The Company will provide the foregoing information by filing an amendment to this Report after the information is determined or becomes available. Mr. Fish will receive no additional compensation for his service on the Board, and the executive compensation package for Mr. Fish will remain unchanged from that previously reported on the Current Report on Form 8-K dated August 24, 2018.

Mr. Kaplan, 51, has extensive business experience consulting and advising healthcare companies. Since 2007, he has served as a Senior Partner and Managing Director of the Boston Consulting Group, Inc. (“BCG”), a privately-held company focused on providing management consulting services, where he recently served on BCG’s global leadership council and as the practice leader of BCG’s healthcare services. Previously, Mr. Kaplan was a partner in the consulting division of Ernst & Young, where he served for over ten years. Mr. Kaplan received a B.A. in Economics from Cornell University, a Masters of Public Health from the University of Pittsburgh and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. Mr. Kaplan brings to the Board valuable experience from his roles consulting and advising healthcare companies.

Mr. Rutledge, 63, has over 40 years of experience in the health care industry and currently serves as an advisor and board member to healthcare companies. Since October 2017, Mr. Rutledge has served on the board of directors for portfolio companies of Shore Capital Partners, LLC, a healthcare-focused private equity firm, and since 2014, he has served on the advisory board of Clayton Associates, a healthcare-focused venture capital fund. He served as CEO of Chinaco Healthcare Corporation from January 2016 through completion of its sale to an Asian private equity fund in April 2017. Previously, Mr. Rutledge spent approximately thirty years of his career at HCA Healthcare, Inc. (NYSE: HCA), most recently serving as the President of the HCA Central Group from October 2005 through March 2013. He has also served as a director of the American Hospital Association, the Tennessee Hospital Association and the Federation of American Hospitals. Mr. Rutledge earned a B.S. from the University of Georgia and a Masters of Health Administration from Georgia State University. Mr. Rutledge brings to the Board valuable experience from his director and senior management roles at other healthcare companies, as well as his extensive knowledge of the hospital industry.

The Board of Directors has determined that each of Mr. Kaplan and Mr. Rutledge is an “independent” director under applicable SEC and New York Stock Exchange rules. There are no arrangements or understandings between either of Mr. Kaplan or Mr. Rutledge and any other persons pursuant to which he was selected as a director. Neither Mr. Kaplan nor Mr. Rutledge has any family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between either Mr. Kaplan or Mr. Rutledge and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Each of Mr. Kaplan and Mr. Rutledge will enter into the Company’s standard form of indemnification agreement. The form of the indemnity agreement was filed as Exhibit 10 to the Company’s Current Report on Form 8-K filed with the SEC on May 2, 2016.

Item 7.01	Regulation FD Disclosure

A copy of the Company’s press release announcing the appointments of Messrs. Fish, Kaplan and Rutledge to the Board is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

No.	Description

99.1**	Quorum Health Corporation Press Release, dated September 10, 2018

** Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 10, 2018	QUORUM HEALTH CORPORATION
(Registrant)

	By:	/s/ Alfred Lumsdaine
Alfred Lumsdaine
Executive Vice President and Chief Financial Officer
(principal financial officer)